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                                                                    EXHIBIT 23.3

                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
TCA Cable TV, Inc.:


We consent to the incorporation by reference in the registration statements (Nos. 333-82575, 333-82575-01 and 333-82575-02) on Form S-3 of Cox
Communications, Inc., Cox Trust I and Cox Trust II of our report dated December 18, 1998 with respect to the consolidated balance sheet of TCA as of October 31, 1998, and the related consolidated statements of operations, shareholders' equity and cash flows for the year then ended, which report appears in the Form 8-K/A of Cox Communications, Inc. dated May 12, 1999 and filed July 20, 1999. We also consent to the reference to our firm under the heading "Experts" in the prospectus.


                                        KPMG LLP

Dallas, Texas
August 5, 1999